Regus

Online Office Agreement

Agreement Date : August 20, 2014 **Confirmation No :** 8192-819535

Business Center Details

NY, Tarrytown - Tarrytown

Address	520 White Plains Road Suite 500 Tarrytown New York 10591 United States of America
Sales Manager	Troy Amus

Client Details

Company Name	NightFood, Inc.
Contact Name	Sean Folkson
Address	85 Parkview Road Elmsford New York 10523 United States of America
Phone	212-828-8275
Email	sean@nightfood.com

Office Payment Details (exc. tax and exc. services)

Office Number	Number of people	Price per Office
5035	1	$ 829.00

Initial Payment :	**First month's fee :**	$ 0.00
	Service Retainer :	$ 1,258.00
	Total **Initial Payment** :	**$ 1,258.00**

Service Provision :	**Start Date**	August 25, 2014	**End Date**	August 31, 2015

All agreements end on the last calendar day of the month.

Comments:

* 4 Months Free - Total Savings of $ 2,916.00
Customer will get the 1st, 4th, 7th and 10th month office fee waived on the initial term.
* Office Set Up Fees Waived - Total Savings of $ 75.00
Customer is not required to pay the standard set up fee for their office(s).

Terms and Conditions

We are Regus Management Group, LLC, the "Provider". This Agreement incorporates our terms of business set out on our Terms and Conditions which you confirm you have read and understood. We both agree to comply with those terms and our obligations as set out in them. This agreement is binding from the agreement date and may not be terminated once it is made, except in accordance with its terms. Note that the Agreement does not come to an end automatically. See "Cancellation" section of your terms and conditions.

AGREEMENT TO ARBITRATE; CLASS ACTION WAIVER: Any dispute or claim relating in any way to this agreement shall be resolved by binding arbitration administered by the American Arbitration Association in accord with its Commercial Arbitration Rules (available at www.adr.org), except that you or the Provider may assert claims in small claims court and the Client and the Provider may pursue court actions to remove you, or prevent your removal, from the Center if you do not leave when this agreement terminates. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement. The arbitrator shall not conduct arbitration as a class or representative action. The Client and the Provider acknowledge that this agreement is a transaction in interstate commerce governed by the Federal Arbitration Act. The Client and the Provider agree to waive any right to pursue any dispute relating to this agreement in any class, private attorney general, or other representative action.

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Name : Sean Folkson on behalf of NightFood, Inc.

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Signed on
August 22, 2014

Payment Details

Card Type : Visa
Name on Card : Sean Folkson
Card Number : **** **** **** 8915
Expiry Date : 05 16

I authorize Regus to debit my credit card for the total initial payment above plus applicable TAX and for all future charges incurred thereafter, unless another form of payment is provided.

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Regus

1. This Agreement

1.1 Nature of this agreement: This agreement is the commercial equivalent of an agreement for accommodation(s) in a hotel. The whole of the Center remains in the Provider's possession and control. THE CLIENT ACCEPTS THAT THIS AGREEMENT CREATES NO TENANCY INTEREST, LEASEHOLD ESTATE OR OTHER REAL PROPERTY INTEREST IN THE CLIENT'S FAVOUR WITH RESPECT TO THE ACCOMMODATION(S). The Provider is giving the Client the right to share with the Provider the use of the Center on these terms and conditions, as supplemented by the House Rules, so that the Provider can provide the services to the Client. This agreement is personal to the Client and cannot be transferred to anyone else without prior consent from the Provider. The Provider will not unreasonably withhold its consent to assignment to a parent, subsidiary or affiliate of the Client provided that Client and assignee execute the Provider's form of Assignment of License Agreement which will require assignee to assume all Client obligations and will not release the Client. This agreement is composed of the front page describing the accommodation(s), the present terms and conditions and the House Rules.

1.2 Comply with House Rules: The Client must comply with any House Rules which the Provider imposes generally on users of the Center. The House Rules vary from country to country and from Center to Center and these can be requested locally.

1.3 AUTOMATIC RENEWAL: THIS AGREEMENT LASTS FOR THE PERIOD STATED IN IT AND THEN WILL BE EXTENDED AUTOMATICALLY FOR SUCCESSIVE PERIODS EQUAL TO THE CURRENT TERM BUT NO LESS THAN 3 MONTHS (UNLESS LEGAL RENEWAL TERM LIMITS APPLY) UNTIL TERMINATED BY THE CLIENT OR BY THE PROVIDER PERSUANT TO SECTION 1.4. UNTIL BROUGHT TO AN END BY THE CLIENT OR BY THE PROVIDER. ALL PERIODS SHALL RUN TO THE LAST DAY OF THE MONTH IN WHICH THEY WOULD OTHERWISE EXPIRE. THE FEES ON ANY RENEWAL WILL BE AT THE THEN PREVAILING MARKET RATE.

1.4 CANCELLATION END: EITHER THE PROVIDER OR THE CLIENT CAN TERMINATE THIS AGREEMENT AT THE END DATE STATED IN IT, OR AT THE END OF ANY EXTENSION OR RENEWAL PERIOD, BY GIVING AT LEAST THREE MONTHS WRITTEN NOTICE TO THE OTHER. HOWEVER, IF THIS AGREEMENT, EXTENSION OR RENEWAL IS FOR THREE MONTHS OR LESS AND EITHER THE PROVIDER OR THE CLIENT WISHES TO TERMINATE IT, THE NOTICE PERIOD IS TWO MONTHS OR (IF TWO MONTHS OR SHORTER) ONE WEEK LESS THAN THE PERIOD STATED IN THIS AGREEMENT.

1.5 Ending this agreement immediately: To the maximum extent permitted by applicable law, the Provider may put an end to this agreement immediately by giving the Client notice and without need to follow any additional procedure if (a) the Client becomes insolvent, bankrupt, goes into liquidation or becomes unable to pay its debts as they fall due, or (b) the Client is in breach of one of its obligations which cannot be put right or which the Provider have given the Client notice to put right and which the Client has failed to put right within fourteen (14) days of that notice, or (c) its conduct, or that of someone at the Center with its permission or invitation, is incompatible with ordinary office use..

If the Provider puts an end to this agreement for any of these reasons it does not put an end to any outstanding obligations, including additional services used and the monthly office fee for the remainder of the period for which this agreement would have lasted if the Provider had not ended it.

1.6 If the Center is no longer available: In the event that the Provider is permanently unable to provide the services and accommodation(s) at the Center stated in this agreement then this agreement will end and the Client will only have to pay monthly office fees up to the date it ends and for the additional services the Client has used. The Provider will try to find suitable alternative accommodation(s) for the Client at another the Provider Center.

1.7 When this agreement ends the Client is to vacate the accommodation(s) immediately, leaving the accommodation(s) in the same condition as it was when the Client took it. Upon the Client's departure or if the Client, at its option, chooses to relocate to different rooms within the Center, the Provider will charge an Office Restoration Service fee to cover normal cleaning and testing and to return the accommodation(s) to its original state. This fee will differ by country and is listed in the House Rules. the Provider reserves the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear. If the Client leaves any property in the Center the Provider may dispose of it at the Client's cost in any way the Provider chooses without owing the Client any responsibility for it or any proceeds of sale. When a Client vacates its accommodation(s) invariably the Provider continues to receive the Client's mail, faxes, telephone calls and visitors. In order to professionally manage the redirection of the Client's calls, mail, faxes and visitors the Provider charges a one-time Business Continuity Service. This service lasts for three months after the end of the date of this agreement. If in the event that during the Client's stay there are no calls, mail, faxes or visitors this service will not be applied. This fee is located in the house rules.

If the Client continues to use the accommodation(s) when this agreement has ended the Client is responsible for any loss, claim or liability the Provider incurs as a result of the Client's failure to vacate on time. The Provider may, at its discretion, permit the Client an extension subject to a surcharge on the monthly office fee.

1.8 Employees: While this agreement is in force and for a period of six months after it ends, neither the Provider nor the Client may knowingly solicit or offer employment to any of the other's staff employed in the Center. This obligation applies to any employee employed at the Center up to that employee's termination of employment, and for three months thereafter. It is stipulated that the breaching party shall pay the non-breaching party the equivalent of one year's salary for any employee concerned. Nothing in this clause shall prevent either party from employing an individual who responds in good faith and independently to an advertisement which is made to the public at large.

1.9 Client Representation of the Provider Employees: Throughout the duration of this agreement, Client agrees that neither Client, nor any of Client's partners, members, officers or employees will represent, or otherwise provide legal counsel to, any of the Provider's current or former employees in any dispute with, or legal proceeding against, the Provider, or any of the Provider's affiliates, members, officers or employees.

1.10 Notices: All formal notices must be in writing to the address first written above.

1.11 Confidentiality: The terms of this agreement are confidential. Neither the Provider nor the Client must disclose them without the other's consent unless required to do so by law or an official authority. This obligation continues after this agreement ends.

1.12 Applicable law: This agreement is interpreted and enforced in accordance with the law of the place where the relevant Center is located. All dispute resolution proceedings will be conducted in the country, state or province where the Center is located. If any provision of these terms and conditions is held void or unenforceable under the applicable law, the other provisions shall remain in force. In the case of Japan all agreements will be interpreted and enforced by the Tokyo District Court, and in the case of France, any dispute regarding this agreement will be settled by the relevant courts of the Paris jurisdiction.

1.13 Enforcing this agreement: The Client must pay any reasonable and proper costs including legal fees that the Provider incurs in enforcing this agreement except that the Provider and the Client will bear their own arbitration costs in the event of arbitration.

2. Services and Obligations

2.1 Furnished office accommodation(s): the Provider is to provide the number of serviced and furnished office accommodation(s) for which the Client has agreed to pay in the Center stated in this agreement. This agreement lists the accommodation(s) the Provider has initially allocated for the Client's use. The Client will have a non-exclusive right to the rooms allocated to it. Occasionally the Provider may need to allocate different accommodation(s), but these accommodation(s) will be of reasonably equivalent size and the Provider will notify the Client with respect to such different accommodation(s) in advance.

2.2 Office Services: the Provider is to provide during normal opening hours the services, if requested, described in the relevant service description (which is available on request). If the Provider decides that a request for any particular service is excessive, it reserves the right to charge an additional fee.

2.3 the Provider IT: THE PROVIDER DOES NOT MAKE ANY REPRESENTATIONS AS TO THE SECURITY OF THE PROVIDER'S NETWORK (OR THE INTERNET) OR OF ANY INFORMATION THAT THE CLIENT PLACES ON IT. The Client should adopt whatever security measures (such as encryption) it believes are appropriate to its circumstances. The Provider cannot guarantee that a particular degree of availability will be attained in connection with the Client's use of the Provider's network (or the internet). The Client's sole and exclusive remedy shall be the remedy of such failure by the Provider within a reasonable time after written notice.

3. Providing the Services

3.1 Access to the accommodation(s): the Provider may need to enter the Client's accommodation(s) and may do so at any time. However, unless there is an emergency or the Client has given notice to terminate, the Provider will attempt to notify the Client verbally or electronically in advance when the Provider needs access to carry out testing, repair or works other than routine inspection, cleaning and maintenance. The Provider will also endeavor to respect reasonable security procedures to protect the confidentiality of the Client's business.

3.2 Availability at the start of this agreement: If for any reason the Provider cannot provide the accommodation(s) stated in this agreement by the date when this agreement is due to start it has no liability to the Client for any loss or damages but the Client may cancel this agreement without penalty. The Provider will not charge the Client the monthly office fee for accommodation(s) the Client cannot use until it becomes available. The Provider may delay the start date of this agreement provided it provides to the Client alternative accommodation(s) that shall be at least of equivalent size to the accommodation(s) stated in this agreement.

4. Accommodation(s)

4.1 The Client must not alter any part of its accommodation and must take good care of all parts of the Center, its equipment, fixtures, fittings and furnishings which the Client uses. The Client is liable for any damage caused by it or those in the Center with the Client's permission or at the Client's invitation whether express or implied, including but not limited to all employees, contractors, agents or other persons present on the premises.

4.2 Office furniture and equipment: The Client must not install any cabling, IT or telecom connections without the Provider's consent, which the Provider may refuse at its absolute discretion. As a condition to the Provider's consent, the Client must permit the Provider to oversee any installations (for example IT or electrical systems) and to verify that such installations do not interfere with the use of the accommodation(s) by other Clients or the Provider or any landlord of the building.

4.3 Insurance: It is the Client's responsibility to arrange insurance for its own property which it brings in to the Center and for its own liability to its employees and to third parties. The Provider strongly recommends that the Client put such insurance in place.

5. Use

5.1 The Client must only use the accommodation(s) for office purposes. Office use of a "retail" or "medical" nature, involving frequent visits by members of the public, is not permitted.

5.2 The Client must not carry on a business that competes with the Provider's business of providing serviced office accommodation(s) or its ancillary services.

5.3 The Client's name and address: The Client may only carry on that business in its name or some other name that the Provider previously agrees.

5.4 Use of the Center Address: The Client may use the Center address as its business address. Any other uses are prohibited without the Provider's prior written consent.

6. Compliance

6.1 Comply with the law: The Client must comply with all relevant laws and regulations in the conduct of its business. The Client must do nothing illegal in connection with its use of the Business Center. The Client must not do anything that may interfere with the use of the Center by the Provider or by others, cause any nuisance or annoyance, increase the insurance premiums the Provider has to pay, or cause loss or damage to the Provider (including damage to reputation) or to the owner of any interest in the building which contains the Center the Client is using. The Client acknowledges that (a) the terms of the foregoing sentence are a material inducement in the Provider's execution of this agreement and (b) any violation by the Client of the foregoing sentence shall constitute a material default by the Client hereunder, entitling the Provider to terminate this agreement, without further notice or procedure.

6.2 The Client acknowledges and accepts that its personal data may be transferred or made accessible to all entities of the Provider, wherever located, for the purposes of providing the services herein.

7. The Provider's Liability

7.1. The extent of the Provider's liability: To the maximum extent permitted by applicable law, the Provider is not liable to the Client in respect of any loss or damage the Client suffers in connection with this agreement, with the services or with the Client's accommodation(s) unless the Provider has acted deliberately or negligently in causing that loss or damage. the Provider is not liable for any loss as a result of the Provider's failure to provide a service as a result of mechanical breakdown, strike, termination of the Provider's interest in the building containing the Center or otherwise unless the Provider does so deliberately or is negligent. In no event shall the Provider be liable for any loss or damage until the Client provides the Provider written notice and gives the Provider a reasonable time to put it right. If the Provider is liable for failing to provide the Client with any service under this agreement then subject to the exclusions and limits set out immediately below the Provider will pay any actual and reasonable expenses the Client has incurred in obtaining that service from an alternative source. If the Client believes the Provider has failed to deliver a service consistent with these terms and conditions the Client shall provide the Provider written notice of such failure and give the Provider a reasonable period to put it right.

7.2. EXCLUSION OF CONSEQUENTIAL LOSSES, ETC.: the Provider WILL NOT IN ANY CIRCUMSTANCES HAVE ANY LIABILITY FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF ANTICIPATED SAVINGS, LOSS OF OR DAMAGE TO DATA, THIRD PARTY CLAIMS OR ANY CONSEQUENTIAL LOSS UNLESS the Provider OTHERWISE AGREES IN WRITING. the Provider STRONGLY ADVISES THE CLIENT TO INSURE AGAINST ALL SUCH POTENTIAL LOSS, DAMAGE, EXPENSE OR LIABILITY.

7.3. Financial limits to the Provider's liability: In all cases, the Provider's liability to the Client is subject to the following limits:

- Without limit for personal injury or death;
- Up to a maximum of £1 million / USD$2 million / €1.3 million (or local equivalent) for any one event or series of connected events for damage to the Client's personal property except in Turkey where it will be up to a maximum of the monthly office fee over the current term;
- Up to a maximum equal to 125% of the total fees paid between the date the Client moved into its accommodation(s) and the date on which the claim in question arises or £50,000 / USD$100,000 / €65,000 (or local equivalent) whichever is the higher, in respect of any other loss or damage except in Turkey where it will be up to a maximum of the monthly office fee over the current term.

8. Fees

8.1 Taxes and duty charges: The Client agrees to pay promptly (i) all sales, use, excise, consumption and any other taxes and license fees which it is required to pay to any governmental authority (and, at the Provider's request, will provide to the Provider evidence of such payment) and (ii) any taxes paid by the Provider to any governmental authority that are attributable to the accommodation(s), including, without limitation, any gross receipts, rent and occupancy taxes, tangible personal property taxes, stamp tax or other documentary taxes and fees.

8.2 Service Retainer/Deposit: The Client will be required to pay a service retainer/deposit equivalent to two months' of the monthly office fee (plus VAT/Tax where applicable) upon entering into this agreement unless a greater amount is specified on the front of this agreement. This will be held by the Provider without generating interest as security for performance of all the Client's obligations under this agreement. The service retainer/deposit or any balance after deducting outstanding fees, the Business Continuity and Office Restoration Service and other costs due to the Provider, will be returned to the Client after the Client has requested for the return of the retainer/deposit in writing, settled its account with the Provider and funds have been cleared.

8.3 The Provider may require the Client to pay an increased retainer if outstanding fees exceed the service retainer/deposit held and/or the Client frequently fails to pay the Provider when due.

8.4 The Client will be charged an office set up fee per occupant. Fee amounts are located in the House Rules which can be requested at any time.

8.5 Payment: the Provider is continually striving to reduce its environmental impact and supports its clients in doing the same. Therefore the Provider will send all invoices electronically (where allowed by law) and the Client will make payments via an automated method such as Direct Debit or Credit Card, wherever local banking systems permit unless another form of payment is offered to the Client as a qualified and current Key Account. All amounts payable by the Client under this agreement may be assigned to other members of the Provider's group.

8.6 Late payment: If the Client does not pay fees when due, a fee will be charged on all overdue balances. This fee will differ by country and is listed in the House Rules. If the Client disputes any part of an invoice the Client must pay the amount not in dispute by the due date or be subject to late fees. The Provider also reserves the right to withhold services (including for the avoidance of doubt, denying the Client access to its accommodation(s)) while there are any outstanding fees and/or interest or the Client is in breach of this agreement.

8.7 Insufficient Funds: The Client will pay a fee for any returned check or any other declined payments due to insufficient funds. This fee will differ by country and is listed in the House Rules.

8.8 The Provider will increase the monthly office fee each and every anniversary of the start date of this agreement by a percentage amount equal to the increase in the All Items Retail Prices Index, or such other broadly equivalent index which the Provider substitutes provided that if the foregoing increase is not permitted by applicable law, then the monthly office fee shall be increased as specified in the House Rules. This will only apply to agreements that have an original start and end date constituting more than a 12 month term. Renewals will be renewed as per clause 1.3 above and only those renewals with a start and end date constituting a term of over 12 months will have the same increase applied.

8.9 Standard services: The monthly office fee and any recurring services requested by the Client are payable monthly in advance. Unless otherwise agreed in writing, these recurring services will be provided by the Provider at the specified rates for the duration of this Agreement (including any renewal). Specific due dates will differ by country and are listed in the House Rules. Where a daily rate applies, the charge for any such month will be 30 times the daily fee. For a period of less than a month the fee will be applied on a daily basis.

8.10 Pay-as-you-use and Additional Variable Services: Fees for pay-as-you-use services, plus applicable taxes, in accordance with the Provider's published rates which may change from time to time, are invoiced in arrears and payable the month following the calendar month in which the additional services were provided. Specific due dates will differ by country and are listed in the House Rules.

8.11 Discounts, Promotions and Offers: If the Client benefited from a special discount, promotion or offer, the Provider may discontinue that discount, promotion or offer without notice if the Client breaches these terms and conditions or becomes past due on two or more occasions.